Exhibit 4.3

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, (B) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

EGAIN CORPORATION

WARRANT TO PURCHASE COMMON STOCK

Date of Issuance: August 14, 2025

THIS CERTIFIES THAT, in consideration of and as an inducement to JPMC Strategic Investments I Corporation (the “Holder”) to enter that certain letter agreement dated as of the date hereof with eGain Corporation, a Delaware corporation (the “Company”), the Holder is entitled, subject to the terms and conditions of this Warrant, to subscribe for and purchase from the Company the Exercise Shares at the Exercise Price (each subject to adjustment as provided herein) at any time during the Exercise Period.

1.DEFINITIONS. As used herein, the following terms shall have the following respective meanings:
(a)“Affiliate” of any specified person shall mean any other person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such specified person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has a meaning correlative to the foregoing.
(b)“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law to close.
(c)“Change of Control Event” shall mean (i) the Company consummates a merger, share exchange or consolidation with another entity and as a result of such transaction less than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the holders of the shares of the Company immediately prior to the consummation of such transaction, (ii) the Company sells at least 50% or more of its assets by value in a single transaction or in a series of transactions to a third party which is not a wholly owned subsidiary of the Company, or (iii) a person, within the meaning of Section 3(a)(9) or of

Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (as in effect on the Date of Issuance), other than a holder of 50% or more of the shares of the Company as of the Date of Issuance, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).
(d)“Commission” means the United States Securities and Exchange Commission, or any successor governmental authority.
(e)“Common Stock” means (i) the Company’s Common Stock, par value $0.001 per share, and (ii) any capital stock into which the Common Stock shall have been changed or any capital stock resulting from a reclassification of the Common Stock.
(f)“Constituent Document” shall mean with respect to any person, such person’s articles or certificate of incorporation, association or formation, deed of incorporation, bylaws, shareholders’ agreement, limited liability company agreement, partnership agreement or other constitutive documents, as applicable (and, in each case, such similar instruments or documents as applicable under a relevant jurisdiction).
(g)“Date of Issuance” shall mean the date this Warrant is issued as first set forth above.
(h)“Designated Accounting Expert” shall mean an impartial and disinterested appraisal or valuation firm of national reputation as may be mutually and reasonably agreed upon in a timely manner by the Company and the Holder at the Company’s expense; provided, however, that if the Company and the Holder shall fail to agree to the identity of such firm within fifteen (15) days, then the Company and the Holder shall each select an independent valuation expert within ten (10) days, and such valuation experts shall mutually agree upon the determinations then the subject of appraisal (including, if applicable, the Fair Market Value). If within thirty (30) days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual consent of such first two appraisers, or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Holder; otherwise, the average of all three determinations shall be binding upon the Company and the Holder. The Holder and the Company shall pay for the costs associated with the appraiser selected by them individually and shall each pay one-half of the cost of the third independent appraiser. The Company and the Holder acknowledge, covenant and agree that the Exercise Period shall be extended automatically during the pendency of such valuation exercise and, if necessary, for ten (10) Business Days following the conclusion thereof to complete the exercise of this Warrant. During the pendency of such valuation exercise, the parties will (i) cooperate with the Designated Accounting Expert, (ii) have the opportunity to make presentations and provide supporting material to the Designated Accounting Expert in support of their positions and (iii) subject to customary confidentiality agreements, provide the Designated Accounting Expert with access to their respective books and records, personnel, and representatives, and such other information as the Designated Accounting Expert may require in order to render its determination.
(i)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(j)“Exercise Period” shall mean the period commencing on the Date of Issuance and ending on the fifth (5th) anniversary thereof, unless sooner terminated as provided below.
(k)“Exercise Price” shall mean the exercise price per share of the Warrant Stock, initially set at 115% of the 30-day VWAP on the Date of Issuance, subject to adjustment as provided in Section 8.
(l)“Exercise Shares” shall mean an aggregate of 500,000 shares of the Warrant Stock subject to adjustment pursuant to Section 8.
(m)“Fair Market Value” of one Exercise Share shall mean, as of any date: (i) if the shares of Warrant Stock are traded on a securities exchange, the last closing price per share of the Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading, (ii) if the Common Stock is actively traded over-the-counter, the per share price shall be deemed to be the closing bid or sales price, whichever is applicable, of the Common Stock for the trading day immediately prior to the applicable date of exercise, as reported by Bloomberg, or (iii) if neither (i) or (ii) above are applicable, or if the Company is no longer a reporting company under the Exchange Act, the fair market value per share of the Common Stock on the date such notice was received by the Company as reasonably determined in good faith by the board of directors of the Company based on relevant facts and circumstances at the relevant time, or if the Holder objects to the Board of Directors’ determination of fair market value within ten (10) days of receipt of written notice thereof, such price as determined by a Designated Accounting Expert.
(n)“shares” shall mean shares in a corporation or units representing limited liability company interest or limited partnership interests, as applicable.
(o)“Warrant” shall mean this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.
(p)“Warrant Stock” shall mean the Common Stock.
2.EXERCISE OF WARRANT.
2.1Exercise of Warrant. Subject to the terms and conditions of this Warrant, the rights for the Exercise Shares represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page of this Warrant (or at such other address as it may designate by notice in writing to the Holder):
(a)An executed Notice of Exercise in the form attached as Exhibit A hereto (“Notice of Exercise”);
(b)Payment of the Exercise Price in cash or by check; and
(c)A copy of this Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder as promptly as practicable (in any event within five (5) Business Days) after the rights represented by this Warrant shall have been so exercised.

2.2Net Exercise. Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one Exercise Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising the Exercise Shares under this Warrant by payment of cash, at any time during the Exercise Period the Holder may elect to receive a number of shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise, in which event the Company shall issue to the Holder a number of Exercise Shares computed using the following formula:

X = Y (A-B)
 A

WhereX =the number of Exercise Shares to be issued to the Holder

Y =	the number of Exercise Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, that portion of the Warrant being exercised (at the date of such calculation)
A =	the Fair Market Value of one Exercise Share (at the date of such calculation)
B =	Exercise Price (as adjusted to the date of such calculation)
2.3Conditional Exercise. At its election, the Holder may exercise this Warrant conditioned upon (and effective immediately prior to) consummation of a subsequent offering of securities of the Company or a Change of Control Event. Without limiting the generality of the foregoing, in the event of, at any time during the Exercise Period, a subsequent offering of securities of the Company registered under the Act or a Change of Control Event, the Company shall provide to the Holder twenty (20) days advance written notice of such subsequent offering or Change of Control Event and, at its election, the Holder shall have the option to exercise this Warrant conditioned upon (and effective immediately prior to) consummation of such subsequent offering or Change of Control Event.

2.4Cap on Voting Stock. Notwithstanding any other part of this Warrant, this Warrant may not be exercised, in whole or in part, to the extent that such exercise would result in the Holder receiving Voting Warrant Stock in an amount which, when combined with any other shares of the Company held by the Holder, would provide the Holder with the right to cast the vote of 5 percent or more of the shares, or votes arising out of such shares, entitled to vote on any given matter on which shares may vote.
3.REPRESENTATIONS AND COVENANTS OF THE COMPANY.
3.1Representations. In connection with the issuance of this Warrant, the Company, as of the Date of Issuance and the date of delivery of each Notice of Exercise, hereby represents and warrants to the Holder that:
(a)Organization, Existence and Qualification. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with all requisite power and authority to carry on its business as conducted. The Company is duly qualified to transact business in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business.
(b)Authorization. All corporate or other requisite action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Warrant, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Exercise Shares has been taken, and this Warrant constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(c)Valid Issuance of Warrant and Warrant Stock. The Warrant and the Exercise Shares, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Warrant, the Constituent Documents and under applicable state and federal securities laws. The Company has authorized and reserved, free from preemptive rights, sufficient shares of Warrant Stock to allow for the exercise of this Warrant.
(d)No Preemptive Right. The issuance of this Warrant or the shares under the Warrant is not subject to any preemptive rights of any person that have not previously been waived.
(e)Compliance with Law. The Company is, and at all times during the last three years has been, in compliance in all material respects with all applicable laws, rules and regulations; and the Company has not received and does not have any basis to expect to receive, any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual, or potential violation of or failure to comply with any law, rule or regulation. The authorization, execution and delivery of the Warrant will not (i) constitute or result in any default or breach of any term or provision of the Company’s current Constituent Documents, or any material agreement or instrument by which it is bound or to which its properties or assets are subject, (ii) violate any law, regulation, order, writ, judgment, injunction, decree or permit applicable to it or (iii) result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to its properties.
(f)Capitalization. The authorized capital stock of the Company as of June 30, 2025 and the date hereof is sixty million (60,000,000) shares of Common Stock and five million (5,000,000) shares of preferred stock, par value $0.001 per share. The shares of Common Stock issued and outstanding as of June 30, 2025 is 27,082,764 (except as how such issued and outstanding shares may have increased in connection with the exercise of any options or other equity issuances under the Company’s incentive stock plan), and there were no shares of preferred stock outstanding as of June 30, 2025. No shares of Common Stock or any other securities issued by the Company are entitled to preemptive rights and there are no outstanding options, warrants, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.
3.2Information Rights.  During any time that (a) this Warrant is outstanding or the Holder owns any shares of Warrant Stock and (b) the Company is not a reporting company under the Exchange Act, the Company shall provide the following information to the Holder: (i) promptly following the end of each fiscal quarter, an up-to-date capitalization table of the Company; (ii) promptly following the end of each fiscal year, any 409A valuation reports on the Warrant Stock finalized during the prior twelve (12) months; (iii) as soon as practicable, but in any event within five (5) Business Days of the date first provided to the board of directors of the Company following the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and a statement of stockholders’ equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, all such financial statements to be audited and certified by independent public accountants of nationally recognized standing selected by the Company; (iv) as soon as practicable, but in any event within forty-five (45) days following the end of each fiscal quarter of the Company, (A) unaudited summary financial statements for the Company for such quarter and (B) an unaudited statement of the quarterly revenues of the Company attributable to the Holder and its Affiliates (in aggregate); (v) promptly following any issuance by the Company subsequent to the date hereof of any preferred stock or Warrant Stock, summary information regarding such financing round including (A) the material terms of the security issued by the Company, (B) the number of shares of such security issued by the Company and (C) the gross proceeds to the Company resulting from such issuance; (vi) the opportunity, prior to the exercise of this Warrant, to conduct customary legal, business and financial due diligence regarding the business and affairs of the Company and its subsidiaries, and (vii) any such other information and documents that are provided to the holders of shares of Warrant Stock or otherwise reasonably requested by the Holder. The Company shall reasonably cooperate in good faith with the Holder to answer any questions the Holder may have with respect to the information provided pursuant to this Section 3.2, and shall provide reasonably prompt responses to all requests. For the avoidance of doubt, the Company’s obligations to provide information to the Holder under this Section 3.2 if the Company is no longer a reporting company under the Exchange Act, shall survive for so long as the Holder owns shares of Warrant Stock.

3.3No Impairment. The Company will not, by amendment of any of its Constituent Documents or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the material terms of this Warrant, but will, at all times in good faith, assist in the carrying out of all such material terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against wrongful impairment.
3.4Publicity. The Company shall not, and shall ensure that its Affiliates do not, without the prior written consent of the Holder or the applicable Affiliate of the Holder, which consent may be given or withheld by such applicable entity in its sole discretion, (a) use any names, trademarks, service marks or trade names of the Holder or any of its Affiliates in any form of advertising, and, except as required by applicable law, publicity or public statements, including press releases, (b) disclose any information regarding the Holder or its Affiliates, including that it is an investor in the Company, or the size and terms of its investment, except (i) in accordance with current contractual obligations to current investors in the Company or (ii) to bona fide potential investors in or lenders to the Company and only to the extent necessary for the Company to pursue such transaction with such potential investors or lenders, or (c) represent, directly or indirectly, that any product or service provided by the Company has been approved by the Holder or its Affiliates, in each case except (i) as required by applicable law, (ii) to the extent such information has already been made public (other than through the Company’s breach of its obligations under this Warrant).
3.5Put Right. The Holder shall have the right to require the Company to purchase all or any portion of the Exercise Shares held by it for an aggregate purchase price equal to $1.00, upon written notice to the Company. If the repurchase right under this Section 3.5 is exercised, then the Company shall, subject to applicable laws, purchase all such Exercise Shares no later than the fifth (5th) Business Day following the Notice of Exercise, in cash by check or wire transfer of immediately available funds.
3.6U.S. Company Tax Representations and Covenants.
(a)Prior to the date hereof, the Company has provided the Holder with a properly completed and executed IRS Form W-9 certifying that the Company is a “United States person” within the meaning of Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and treated as a corporation for U.S. federal income tax purposes. The Company will take such actions or refrain from taking such actions as may be required in order to (i) keep its classification as a corporation for U.S. federal income tax purposes and (ii) not become a tax resident in any jurisdiction other than the United States.
(b)For so long as (i) a Warrant is outstanding or (ii) the Holder owns any Warrant Stock, upon reasonable request of the Holder at any time, the Company shall promptly provide, to the extent reasonably obtainable, the appropriate information for the Holder to timely and properly comply with its (or its Affiliates’) tax reporting or compliance obligations (such as the amount of the Company’s current and accumulated earnings and profits in any taxable year in which the Company makes a (deemed or actual) distribution to the Holder). The Company and its Affiliates shall use commercially reasonable efforts to provide the Holder with access to such information as is necessary in support of any audit of the Holder (or any Affiliate) or other interaction with a taxing authority.
4.REPRESENTATIONS OF THE HOLDER.
4.1Representations and Warranties. The Holder represents and warrants that:
(a)Accredited Investor Status. The Holder is an “accredited investor” as defined in Regulation D, as presently in effect, as promulgated under the Securities Act.
(b)Investment Intent. It is acquiring the Warrant solely for its own account for investment and not with a view to or for sale or distribution of said Warrant or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant the Holder is acquiring is being acquired for, and will be held for, its account only.
(c)Restricted Securities. Holder understands that this Warrant and the Exercise Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.
5.COMPLIANCE WITH SECURITIES LAWS.
5.1Legend. Other than as provided below, the Exercise Shares issued upon the exercise of this Warrant shall bear a legend as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH SECURITIES MAY ONLY BE TRANSFERRED IF THE COMPANY HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.”

5.2The Company agrees to remove promptly, upon the request of the holder of this Warrant and Securities issuable upon exercise of the Warrant, the legend set forth above from the documents/certificates for such securities upon full compliance with this Warrant and Rules 144 and 145 under the Securities Act.
6.DISPOSITION OF WARRANT AND EXERCISE SHARES.  Subject to the restrictions on transfer under applicable state and federal securities laws, the Holder may transfer or assign this Warrant, in whole or in part without charge to the Holder, to any person or entity at any time without the consent of the Company upon surrender of this Warrant with a properly executed assignment form in the form attached as Exhibit B hereto.  The Holder may also transfer or assign the Exercise Shares to any of its Affiliates at any time without the consent of the Company.
7.NO FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) to be issued upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of one Exercise Share by such fraction.
8.ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF EXERCISE SHARES.

The number and kind of Exercise Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

8.1Subdivisions, Combinations and Other Issuances. In the event that the outstanding shares of Warrant Stock are subdivided (by stock split, issuance of additional shares as a dividend or otherwise) into a greater number of shares of such securities, the number of shares of Warrant Stock issuable upon exercise of the rights under this Warrant immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Exercise Price shall be proportionately decreased such that the aggregate Exercise Price payable for the total number of Exercise Shares purchasable under this Warrant (as adjusted) shall remain the same. In the event the outstanding shares of the securities issuable upon exercise of this Warrant are combined (by reclassification, reverse stock split or otherwise) into a lesser number of shares of Warrant Stock, the number of shares of Warrant Stock issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Exercise Price shall be proportionately increased such that the aggregate Exercise Price payable for the total number of Exercise Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8.1 shall become effective (i) in the case of any subdivision or combination, at the close of business on the date the subdivision or combination becomes effective, or (ii) in the case of an issuance of additional shares of Warrant Stock as a dividend, as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
8.2Adjustments for Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to the Exercise Shares (or, prior to the Holder’s exercise of this Warrant, the Warrant Stock) that is payable in (i) securities of the Company or (ii) evidence of indebtedness, rights, warrants, cash or other assets which dividend or distribution is actually made (other than in the case of each of clause (i) and clause (ii), issuances with respect to which adjustment is made under Sections 8.1 or 8.3) (each a “Dividend Event”), then, and in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Fair Market Value of the Warrant Stock minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one Exercise Share divided by (y) the Fair Market Value of the Warrant Stock. In such event, the number of Exercise Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Exercise Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Exercise Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the board of directors of the Company determines not to distribute such securities, evidences of indebtedness, rights, warrants, cash or other assets, as the case may be, to the Exercise Price that would then be in effect and the number of Exercise Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.
8.3Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (each a “Reorganization Event”; provided, that, none of the foregoing resulting from a subdivision, combination or stock dividend provided for in Section 8.1 above shall constitute a Reorganization Event), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to receive, without the payment by the Holder of any additional consideration, the kind and amount of shares of stock and other securities or property (including cash) receivable in connection with such reclassification, reorganization or change, which the Holder would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, the Holder had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Exercise Share payable hereunder, provided the aggregate Exercise Price shall remain the same. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Reorganization Event, if the holders of Warrant Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Reorganization Event, then (i) the Holder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Holder will receive upon exercise of this Warrant or (ii) in the event the Holder does not make such election within 10 (days) upon notice, the consideration that the Holder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of Warrant Stock that affirmatively make an election (or of all such holders if none make an election).
8.4Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 8, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.
9.ASSUMPTION OF OBLIGATIONS. The Company shall not effectuate any Change of Control Event unless upon or prior to the consummation thereof the successor entity, or if the Company shall be the surviving entity in any such transaction and is not the issuer of the securities or property to be delivered to holders of Warrant Stock, then such issuer, shall assume by written instrument the obligation to deliver to the Holder of this Warrant such amount of cash or number of shares of stock or other securities or other property that the Holder of this Warrant shall be entitled to receive in accordance with the foregoing provisions.
10.RESERVATION OF SHARES; NO IMPAIRMENT.
10.1The Company further covenants and agrees that the Company will, at all times during the Exercise Period, take such corporate or other requisite action as required in order to have authorized and reserved, free from preemptive rights, a sufficient number of shares of Warrant Stock to satisfy the exercise of this Warrant from time to time as this Warrant is presented for exercise in accordance with the terms hereof. If, at any time during the Exercise Period, the number of authorized but unissued shares of the Company’s equity securities shall not be sufficient to permit exercise of this Warrant, the Company will promptly take such corporate or other requisite action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of the Company’s equity securities to such number of shares as shall be sufficient for such purposes. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of this Warrant in accordance with the terms hereof will be duly authorized, validly issued, fully paid, non-assessable, free from all taxes, liens and charges with respect to the issuance thereof and free and clear of preemptive rights.
10.2If the Company’s shares are certificated, then certificates for Exercise Shares issued upon exercise of these Warrants will be issued in such name(s) as the Holder may designate and will be delivered to such named person(s) within a reasonable time, not to exceed five (5) Business Days after any date on which the Holder exercises the right to purchase the Exercise Shares.
11.NO RIGHTS OF HOLDERS OF SHARES; TRANSFER BOOKS.
11.1Prior to exercise of this Warrant, except as otherwise provided in this Warrant, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a holder of the shares of the Company. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a holder of the shares of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

11.2The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares immediately prior to the close of business on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.
12.LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.
13.ENTIRE AGREEMENT; AMENDMENT. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Warrant may be amended or waived only with the written consent of the Company and the Holder.
14.NOTICES, ETC.
14.1Notices Generally. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage pre-paid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page (or at such other address as it may designate by notice in writing to the Holder) and to the Holder at its address of record in the Company’s books and records, or at such other address as the Company or the Holder may designate by ten (10) days advance written notice to the other party hereto.
14.2Other Required Notices. To the extent the Company has an obligation to provide any notice to the holders of Warrant Stock pursuant to its Constituent Documents, the Company shall provide such notice (along with material delivered in connection therewith) to the Holder as soon as practicable.
15.ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.
16.REGISTRATION RIGHT. In the event the Company gives any registration rights with respect to its Common Stock to any stockholder or future investor in its capacity as a holder of Common Stock, the Company shall deliver prompt written notice of the Company's intent to register such Common Stock to the Holder, and the Holder shall have the opportunity to register (or cause to be registered) the number of Warrant Shares as the Holder may request, in accordance with the procedures applicable to the holders of such Common Stock who are eligible to register such Common Stock; provided, however, any such registration right given to the Holder shall be on terms that are pari passu with (or more favorable to) those granted to any other holder of Common Stock (other than any priority, withdrawal and other rights of any such stockholder or future investor), except that the Holder's right to withdraw from such registration shall be governed by the following sentence. The Holder shall be permitted to withdraw all or part of the Warrant Shares at any time at least five (5) Business Days prior to the effective date of such registration.
17.DISSOLUTION, LIQUIDATION OR WINDING UP. If, during the Exercise Period, the Company (or any other person controlling the Company) shall propose a voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Company, the Company shall give to the Holder at least ten (10) days advance written notice thereof. If the Holder has not elected to exercise this Warrant pursuant to Section 2, the Holder shall receive the securities, cash or other property which the Holder would have been entitled to receive had the Holder been the holder of record of the Exercise Shares into which the Warrant were exercisable immediately prior to such dissolution, liquidation or winding up (net of the then applicable Exercise Price) and the rights to exercise the Warrant shall terminate on the date specified in such notice as the date on which the holders of record of the shares of the Warrant Stock shall be entitled to exchange their shares of the Warrant Stock for securities, cash or other property deliverable upon such dissolution, liquidation or winding up, as the case may be.
18.SUCCESSORS AND ASSIGNS. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors, transferees and assigns.
19.SEVERABILITY. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
20.TERMINATION BY THE HOLDER. This Warrant may be terminated anytime by the Holder at its election effective immediately upon written notice to the Company.
21.CONFIDENTIALITY. Each party (and their respective partners, members, attorneys, agents, employees, underwriters and consultants) will treat information disclosed to such party (the “Receiving Party”) by the other party (the “Disclosing Party”) pursuant to this Warrant, including, for the avoidance of doubt, any information disclosed to the Holder pursuant to Section 3.2 (excluding any publicly disclosed information), as confidential and shall disclose the foregoing only to their and their Affiliates’ respective directors, partners, members, attorneys, agents, employees, underwriters, service providers, consultants, representatives and advisors (including, without limitation, financial advisors, accountants, attorneys, and actuaries) (collectively, “Representatives”) or otherwise as reasonably required in connection herewith and the transactions hereby (the “Confidential Information”) (and shall direct such recipients to keep such information confidential), giving it the same care as its own confidential information, and shall make no use of any such Confidential Information not independently known to such party, except that such party may disclose such Confidential Information as required by applicable law, regulation or listing with a stock exchange; provided, however, that each party will provide to each other party written notice of such requirement (to the extent permissible under law) as soon as practicable after learning of it. It is understood and agreed that nothing in this Warrant prevents the Holder from making available to its bank regulators any Confidential Information that may be in its possession in the course of the regular bank supervision and examination process and subject to the confidentiality protections afforded thereto under applicable law. Notwithstanding the foregoing, the Holder may disclose Confidential Information to its Representatives who may require such information for the purpose of evaluating, monitoring, tracking, benchmarking, providing insights analyses, or producing anonymized analytical data using the Confidential Information.  Notwithstanding anything to the contrary herein, the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Warrant, (ii) is or becomes available to the Receiving Party or any of its Affiliates on a non-confidential basis from a source other than the Disclosing Party, its Affiliates or its Representatives pursuant to this Warrant; provided that such source is not known by the Receiving Party or any such Affiliate to be prohibited from transmitting the information to it or its Representatives by a contractual obligation, (iii) is in the Receiving Party’s or its Affiliate’s possession or control or was available to the Receiving Party or any of its Affiliates prior to its disclosure to such Receiving Party or such Affiliate by the Disclosing Party or its Affiliates directly or indirectly; or (iv) is or was independently developed by or on behalf of the Receiving Party or any of its Affiliates without reference to or use of any Confidential Information.
22.GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware without giving effect to conflicts of laws principles.
23.COUNTERPARTS. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

EGAIN CORPORATION

By: /s/ Eric Smit

Name: Eric Smit

Title:Chief Financial Officer

Address: 1252 Borregas Avenue

Sunnyvale, California 94089

Acknowledged and Agreed by the Holder:

JPMC Strategic Investments I Corporation

By: /s/ Ana Capella

Name:Ana Capella

Title: Managing Director

Address:

277 Park Avenue, 12th Floor

New York, NY 10172

USA

EXHIBIT A

NOTICE OF EXERCISE

TO: eGain Corporation

(1)◻The undersigned hereby elects to purchase ________ shares of Warrant Stock (the “Exercise Shares”) of eGain Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

◻The undersigned hereby elects to purchase ________ shares of Warrant Stock (the “Exercise Shares”) of eGain Corporation pursuant to the terms of the net exercise provisions set forth in Section 2.2 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2)Please issue a certificate or certificates representing said Exercise Shares in the name of the undersigned.

______________________________________________________________
(Date)(Signature)

_______________________________________
(Print name)

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form
and supply required information.
Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name: ______________________________________________________________
(Please Print)

Address:______________________________________________________________
(Please Print)

Dated: __________, 20__

Holder’s
Signature: ______________________________________________

Holder’s
Address: ______________________________________________